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                                                                     EXHIBIT 5.1

                             Conner & Winters, P.C.
                             3700 First Place Tower
                              15 East Fifth Street
                           Tulsa, Oklahoma 74103-4344

                                October 22, 2002


Educational Development Corporation
10302 East 55th Place
Tulsa, Oklahoma  74146-6515

         Re:      Registration Statement of Form S-8

Ladies and Gentlemen:

         We have acted as counsel to Educational Development Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-8 (the "Registration Statement") relating to up to 1,500,000 shares of the common stock, par value $.20 per share, of the Company (the "Shares"), of which up to 1,000,000 shares are issuable from time to time upon the exercise of options granted pursuant to the Company's 2002 Stock Option Plan (the "Option Plan") and up to 500,000 shares are issuable pursuant to the Company's 401(k) Plan (together with the Option Plan, the "Plans").

         In rendering the following opinion, we have examined the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In this connection, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have also assumed that the consideration to be received by the Company for each of the Shares upon original issuance will equal or exceed the par value per share of the common stock of the Company.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plans and, with respect to the Option Plan, the applicable authorized stock option award agreement thereunder, will be validly issued, fully paid and nonassessable.

         We are members of the bar of the State of Oklahoma. Our opinion expressed above is limited to the laws of the State of Oklahoma, Delaware General Corporation


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Law and the federal laws of the United States of America, and we do not express any opinion herein concerning the laws of any other jurisdiction. As used herein, the term "Delaware General Corporation Law" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and judicial decisions interpreting these laws as of the date of this opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in a category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.


                                                  Very truly yours,

                                                  /s/ Conner & Winters, P.C.